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                                                                                           Exhibit 11


                     Electronic Retailing Systems International, Inc.
                      Computation of Net Loss Per Common Share
                                             Three Months     Six Months
                                                Ended           Ended
                                             June 30, 1997    June 30, 1997
                                             -------------    -------------
Net loss                                    ($6,700,000)     ($10,970,000)
                                             ==========       ===========
Weighted average common shares
 outstanding                                 21,087,148        21,071,189
                                             ==========       ===========
Earnings (loss) per common share                 ($0.32)           ($0.52)
                                             ==========       ===========

Calculation of  weighted average
  shares outstanding
--------------------------------
Shares issued and outstanding at
   Dec. 31,  1996                            21,047,106        21,047,106

Issuance of shares pursuant to
   stock option plan                             40,042            24,083
                                             ----------        ----------
Weighted average common
   shares outstanding                        21,087,148        21,071,189
                                             ===========      ===========
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